Exhibit 99.1

            First Cash Financial Services Reports 2003 EPS of $1.46;
                     Projects 20% to 25% Increase for 2004

    ARLINGTON, Texas, Jan. 22 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months and year ended December 31, 2003. In addition, the Company announced its initial growth and earnings guidance for 2004.


     Earnings
     -- Diluted earnings per share from continuing operations for Fiscal
        2003 were $1.46. This represents an increase of 28% compared to $1.14 diluted earnings per share for 2002.
     -- For the quarter ending December 31, 2003, diluted earnings per share from continuing operations were $0.43, up 26% compared to $0.34 diluted earnings per share for the fourth quarter of 2002.
     -- Net income from continuing operations for Fiscal 2003 was $15.3 million. This represents a 40% increase over Fiscal 2002 net income of $10.9 million.
     -- For the quarter ending December 31, 2003, net income from continuing operations was $4.8 million, an increase of 45% compared to $3.3 million for the comparative period in 2002.

     Revenues
     -- Total revenues for Fiscal 2003 were $145 million, compared to $119 million for Fiscal 2002, an increase of 22%. For the quarter ending December 31, 2003, total revenues were $41 million, up from $34 million in the comparative 2002 period, which represents a 21% increase.
     -- Same-store revenues for all of 2003 increased by 12% compared to the prior year. For the three months ending December 31, 2003, same-store revenues also increased by 12% compared to the same period in 2002.
     -- Revenues excluding non-retail sales of scrap jewelry merchandise increased by 17%, from $116 million in 2002 to $136 in 2003. Non-retail sales of scrap jewelry merchandise increased from $3.3 million in 2002 to $9.9 million in 2003.

     Unit Growth
     -- The Company added 47 new stores during Fiscal 2003, compared to
        38 stores opened during 2002.
     -- As of December 31, 2003, the Company's total store count was 235, a 24% increase over the unit count at the end of 2002.

     Performance Metrics & Liquidity
     -- The Company's overall operating margin (net income from continuing operations before income taxes) increased to 17.0% of revenues for the year ended December 31, 2003, compared to 14.6% in 2002. The operating margin for the quarter ending December 31, 2003 was 19.1% compared to 16.2% for the three months ended December 31, 2002.
     -- Retail merchandise margins, which do not include bulk jewelry scrap sales, were 45% for Fiscal 2003, compared to 44% in 2002.
     -- Net bad debt expense on short-term advances decreased from 24% of service fees in Fiscal 2002 to 23% in Fiscal 2003.
     -- The Company reduced its interest-bearing debt by 80% during the most recent twelve-month period. As of December 31, 2003, the Company's only interest-bearing debt was its long-term line of credit, which had a balance of $6 million, compared to $30 million of total interest-bearing debt at December 31, 2002.
     -- Total stockholders' equity increased by $30 million during Fiscal
        2003. As of December 31, 2003 stockholders' equity was $117 million, and the liabilities-to-equity ratio was less than .2 to 1. This compares favorably to December 31, 2002, when stockholders' equity was $87 million and the liabilities-to-equity ratio was .5 to 1.
     -- Net income from continuing operations as a percentage of revenues increased to 10.5% in Fiscal 2003, compared to 9.2% in 2002. Return on average equity increased from 13.4% in Fiscal 2002 to 14.8% in Fiscal 2003.

     2004 Earnings Estimate
     -- The Company projects that Fiscal 2004 diluted earnings per share will be in a range of $1.75 to $1.83. This forecast represents an increase of between 20% and 25% compared to 2003 diluted earnings per share from continuing operations.
     -- For the quarter ending March 31, 2004, the Company estimates that diluted earnings per share will be in a range of $0.41 to $0.44.
     -- The Company projects that it will open approximately 50 new stores in 2004. This represents a 21% increase to the 235 stores that were open as of December 31, 2003.

    Commentary & Analysis

    Rick Powell, Chairman and Chief Executive Officer of First Cash Financial Services, Inc., commented on the Company's operating results, "Fiscal 2003 was another tremendous year for First Cash as we again experienced significant growth and set Company records in all major measures of revenues, profitability and financial strength. We take great pride in the results we achieved this year, but more importantly, we are building a platform to further accelerate growth in future years."

    The Company experienced strong demand for both its core pawn and short-term advance products during 2003. Revenues from merchandise sales, pawn service charges and short-term advance service charges increased 23%, 33% and 18%, respectively. Overall same-store revenues increased by 12% compared to the prior year; increases were reflected across all of the Company's major geographic markets. The Company also benefited in 2003 from strong gold prices which enabled it to more quickly and profitably turn scrap gold jewelry inventories.

    In addition to revenue, the Company experienced improvements in key factors driving its profitability, including retail margins, bad debt expenses and the overall operating margin. Mr. Powell noted, "The Company has continued to improve net income while significantly increasing its store count. We have not allowed store expansion to distract us from our focus on operating disciplines, nor have we permitted the costs associated with the opening and maturing of new stores to negatively impact profit growth. Our ability to strengthen our consolidated operating metrics despite opening
47 stores that generated a collective operating loss of $1.5 million during the year is evidence of the soundness of our strategy."

    With the opening of 47 stores in 2003, First Cash has now opened almost 100 new units in the past 30 months. The 18 stores that were opened in 2001 and the 38 stores opened in 2002 are maturing and adding to revenues and to profitability at an overall rate that has exceeded the Company's internal projections. The Company plans to aggressively open new stores in high potential markets -- a total of 50 new stores are planned for 2004. As in prior years, the mix of new stores will be a diversified combination of traditional pawnshops and stand-alone short-term advance/check-cashing stores. The Company expects that it will continue to fund 100% of the cost of these new stores from its cash flows from operations, as it has in prior years. The expenses associated with new store openings will continue to be charged to earnings during the period they are incurred.

    First Cash achieved several important milestones during 2003 related to its financial size and growth. Interest-bearing debt was reduced by almost $24 million and stood at only $6 million as of December 31, 2003. Total stockholders' equity increased from $87 million at the beginning of the year to over $117 million by year-end, and the liabilities-to-equity ratio was less than .2 to 1 as of December 31, 2003. Net income from continuing operations as a percentage of revenues exceeded 10% for the first time in the Company's history. The fourth quarter of 2003 also marks the twelfth consecutive quarter of double-digit EPS growth.

    According to Mr. Powell, "We take pride in having achieved these operating results and the fact that First Cash's performance is consistently at the top of the range for its industry group. Importantly, investors increasingly recognized the Company's strong track record and growth potential in 2003.
The Company's market capitalization increased 186% over the past year, and as of today, it stands at approximately $300 million."

    Looking forward, the Company's revenue and earnings expectations for 2004 are for growth at or above the levels achieved in 2003. Significant expansion opportunities remain available in key markets in which the Company currently operates. Through the Company's experience and success in opening stores in 2002 and 2003, it is well positioned to continue its aggressive store expansion strategy. The Company continues to enhance its information technology infrastructure, which will further support its growing store base.

    In summary, Mr. Powell stated, "First Cash has achieved record revenue and profitability due to its market positioning, store expansion strategy and attention to detail in managing its operations. The success we achieved in 2003 has laid a foundation for continued growth in 2004 and beyond. We are extremely pleased with our current results and are even more excited about our future."


    Change in Accounting Principle

    The Company previously announced plans to record a fourth quarter
2003 non-recurring charge related to a change in accounting principle due to implementation of a new Financial Accounting Standards Board ("FASB") accounting pronouncement, FASB Interpretation No. 46 ("FIN 46"). Under the requirements of FIN 46, First Cash must consolidate into its financial statements the assets, liabilities and operating results of its 50%-owned joint venture, Cash & Go, Ltd., which owns and operates 40 check-cashing/short-term advance kiosks inside convenience stores. The Company implemented FIN 46 on December 31, 2003 at which time it recorded a non-recurring change in accounting principle charge of $357,000, or $0.03 per diluted share, net of income tax benefit. The consolidation of Cash & Go, Ltd. increased the Company's receivables balance by $1.9 million as of December 31, 2003. The revenue and expense amounts from continuing operations for the quarter and year ending December 31, 2003 do not include the results of Cash & Go, Ltd. for periods ended December 31, 2003, but will be included in subsequent periods beginning January 1, 2004.


    Business Description

    First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing/short-term advance stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, and provide short-term loans, check cashing and other financial services. The Company currently owns and operates
236 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 financial services kiosks located inside convenience stores. First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS".

    First Cash was recently recognized for the second consecutive year by Forbes Magazine as one of the "200 Best Small Companies." The 2003 ranking, which is based on a combination of profitability and growth performance measures over the most current one and five year periods, placed First Cash 73rd out of 3,500 companies evaluated by Forbes.


    Forward-Looking Statements

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "will," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the earnings per share discussion, the expectations of revenue growth and increased profitability and the expectation for additional store openings. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this report speak only as of the date of this report, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this report. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates or tax rates, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.



                        SELECTED OPERATING INFORMATION

                                       Quarter Ended       Twelve Months Ended
                                    Dec. 31,    Dec. 31,   Dec. 31,   Dec. 31,
                                      2003        2002       2003       2002
                                                    (unaudited)
                                         (in thousands, except per share)
    Revenues:
        Merchandise sales          $ 19,822    $ 16,301   $ 69,808   $ 56,916
        Service charges              19,811      16,531     71,743     58,196
        Check cashing fees              640         633      2,749      2,659
        Other                           292         255      1,168      1,022
                                     40,565      33,720    145,468    118,793
    Cost of goods sold               11,540       9,270     41,110     32,890
    Operating expenses               16,549      15,161     61,926     54,090
    Interest expense                     60         241        472        939
    Interest income                    (128)       (218)      (595)      (645)
    Depreciation                        843         689      3,019      2,548
    Administrative expenses           3,952       3,109     14,807     11,580
                                     32,816      28,252    120,739    101,402
    Income before income taxes        7,749       5,468     24,729     17,391
    Provision for income taxes        2,932       2,159      9,397      6,451
    Income from continuing
     operations                       4,817       3,309     15,332     10,940
    Cumulative effect of change
     in accounting principle (A)       (357)        ---       (357)       ---
    Net income                     $  4,460    $  3,309   $ 14,975   $ 10,940

    Net income per share:
      Basic
        Income from continuing
         operations                $   0.48    $   0.37   $   1.64   $   1.24
        Cumulative effect of
         change in accounting
         principle (A)             $  (0.03)   $    ---   $  (0.03)  $    ---
        Net income                 $   0.45    $   0.37   $   1.61   $   1.24
      Diluted
        Income from continuing
         operations                $   0.43    $   0.34   $   1.46   $   1.14
        Cumulative effect of
         change in accounting
         principle (A)             $  (0.03)   $    ---   $  (0.03)  $    ---
        Net income                 $   0.40    $   0.34   $   1.43   $   1.14

     (A) As required by the new Financial Accounting Standards Board ("FASB") accounting pronouncement, FASB Interpretation No. 46 ("FIN 46"), First Cash must consolidate into its financial statements the assets, liabilities and operating results of its 50%-owned joint venture, Cash & Go, Ltd. The Company implemented FIN 46 on December 31, 2003 at which time it recorded a non-recurring change in accounting principle charge. Accordingly, the revenue and expense amounts from continuing operations shown in this statement do not include the results of Cash & Go, Ltd. for periods ended December 31, 2003, but will be included in subsequent periods beginning January 1, 2004.
         The condensed balance sheet, included herein, does include the assets and liabilities of Cash & Go, Ltd. as of December 31, 2003.


                           CONDENSED BALANCE SHEETS
                                                              December 31,
                                                           2003         2002
                                                             (unaudited)
                                                            (in thousands)
    ASSETS:
        Cash                                           $  15,847    $  12,735
        Receivables                                       37,714       30,488
        Inventories                                       15,588       13,648
        Other current assets                                 964        1,161
        Income taxes receivable                            1,613          109
            Total current assets                          71,726       58,141
        Property & equipment, net                         14,418       11,750
        Intangible assets, net                            53,237       53,194
        Receivable from Cash & Go, Ltd.                      ---        7,351
        Other                                                683          563
                                                       $ 140,064    $ 130,999

    LIABILITIES & STOCKHOLDERS' EQUITY:
        Accounts payable and other current
         liabilities                                   $  10,886    $  10,054
        Long-term debt, current portion                      ---          900
            Total current liabilities                     10,886       10,954
        Revolving credit facility                          6,000       28,000
        Long-term debt, net of current portion               ---          602
        Deferred income taxes payable                      5,955        4,923
            Total liabilities                             22,841       44,479
        Stockholders' Equity                             117,223       86,520
                                                       $ 140,064    $ 130,999

SOURCE  First Cash Financial Services, Inc.
    -0-                             01/22/2004
    /CONTACT: Rick Wessel, President, or Doug Orr, Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-460-3947, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /
    (FCFS)

CO:  First Cash Financial Services, Inc.
ST:  Texas
IN:  FIN REA
SU:  ERN ERP